Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192612

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated May 14, 2014)

ENER-CORE, INC.

7,537,949 shares of Common Stock

This Prospectus Supplement No. 3 is required to be delivered by certain holders of the above-referenced shares or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced shares.

This Prospectus Supplement No. 3 supplements the Prospectus dated May 14, 2014 of Ener-Core, Inc. (the “Company”), as supplemented by Prospectus Supplement No. 1 dated May 14, 2014 and Prospectus Supplement No. 2 dated November 19, 2014 (collectively the “Prospectus”), with the following addition and change:

(1)	Amend the Selling Security Holder information set forth in the Prospectus.

The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus or any amendment or supplement thereto, shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 3.  This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AND ANY OF OUR OTHER FILINGS INCORPORATED THEREIN BY REFERENCE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 27, 2015.

AMENDMENT TO SELLING SECURITY HOLDER INFORMATION

This Prospectus Supplement No. 3 is being filed in connection with changes to the Selling Security Holder information as set forth in the Prospectus. Specifically, SAIL Sustainable Louisiana II, LP and SAIL Ventures Partners, II, LP transferred all of its shares of the Company’s common stock to SAIL EXIT Partners LLC.

As a result, this Prospectus Supplement No. 3 is being filed to amend the Selling Security Holders table in the Prospectus so that it reflects the changes to such table resulting from the above-described stock transfer.

All other information in the Prospectus shall remain unchanged.  Percentage of beneficial ownership was calculated based on 114,106,439 shares of the Company’s common stock outstanding as of March 27, 2015.  This Prospectus Supplement No. 3 reflects only the total number of Shares registered for resale by the subject Selling Security Holders described herein, and we note that it does not reflect sales of Shares by such Selling Security Holders pursuant to the Prospectus that may have occurred prior to the date of this Prospectus Supplement No. 3.

	Shares of common stock Beneficially Owned Prior to this Offering					Shares of common stock Beneficially Owned After this Offering
Name of Holder	Number of Shares Owned Prior to Offering		% of Outstanding Shares (1)	Number of Offered Shares		Number of Shares Beneficially Owned after the Offering (2)	% of Outstanding Shares(1)
SAIL Exit Partners LLC	17,405,811	(22)	15.25%	548,557	(23)	16,857,254	14.77%

(22)	F. Henry Habicht II and Walter L. Schindler are the managers of SAIL Exit Partners, LLC. As such, Mr. Habicht and Mr. Schindler are deemed to have shared voting and investment power in respect of the shares of common stock owned of record or beneficially SAIL Exit Partners, LLC. SAIL Exit Partners, LLC’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612. This reflects the number of shares of Common Stock transferred to SAIL Exit Partners LLC from SAIL Sustainable Louisiana II, LP and SAIL Venture Partners II LP.

(23)	Shares acquired from a transfer of shares of Common Stock from SAIL Sustainable Louisiana II, LP and SAIL Venture Partners II LP, whose shares of Common Stock were originally issued in connection to the Merger-related private placement of our common stock in July 2013.